Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-257264, 333-264490 and 333-271005 on Form S-8 of our report dated March 30, 2023, relating to the financial statements of Ambrx Biopharma Inc., appearing in the Annual Report on Form 10-K of Ambrx Biopharma Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Diego, California

October 12, 2023